UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Fiesta Restaurant Group, Inc.

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Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Media Relations Contact:

Phil Denning

646-277-1258

Phil.Denning@icrinc.com

Fiesta Restaurant Group, Inc. Appoints

Nicholas P. Shepherd and CEO Richard C. Stockinger to Board of Directors

DALLAS, Texas - (Business Wire) – May 1, 2017 – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast casual restaurant brands, today announced that, Nicholas P. Shepherd and President and Chief Executive Officer Richard C. Stockinger have been appointed to the Board of Directors, effective immediately. With the appointment of Mr. Shepherd and Mr. Stockinger, the Board of Directors increases from 7 to 9 directors. Mr. Shepherd is an independent director who will serve as a Class I director with a term expiring at the Company’s 2019 annual meeting of stockholders. Mr. Stockinger will serve as a Class III director with a term expiring at the Company’s 2018 annual meeting of stockholders.

Board Chair Stacey Rauch said, “Together with the recent addition of industry veteran, Paul Twohig, to our Board, the additions of Nick and Rich are the culmination of our concerted effort since August 2016 to identify new directors with highly relevant experience in order to bolster the composition of our Board. We look forward to leveraging their vast experiences as directors and executives of well-known and successful restaurant chains as we continue to execute on our Renewal Plan to create long-term value for our shareholders.”

Mr. Shepherd is a highly-regarded business leader with over 25 years of extensive restaurant and retail experience at leading organizations. Most recently, he served as the President and Chief Executive Officer of TGI Friday’s, Inc., a position he held from 2009 to 2015. Prior to joining TGI Friday’s, Inc., Mr. Shepherd served as Chairman of the Board of Directors and Chief Executive Officer of Sagittarius Brands, Inc. in 2008, a private restaurant holding company which owned and operated the Del Taco and Captain D’s restaurant brands. From 1995 to 2007, he held several leadership positions at Blockbuster, Inc., including President of Blockbuster North America and later, Chief Operating Officer. Mr. Shepherd earned his bachelor’s degree in business management and hospitality from Sheffield Hallamshire University and currently serves on the Board of Directors of Spirit Realty Capital, Inc., a premier net lease real-estate investment trust.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders. The Company has filed a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting of Stockholders. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents will also be available at no charge at the Company’s website at www.frgi.com in the section “Investor Relations.”